SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___)*



                                  Medwave, Inc.

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                                (Name of Issuer)

                                  Common Stock

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                         (Title of Class of Securities)

                                   585081 10 2

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                                 (CUSIP Number)



Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                                Page 1 of 4 Pages

                                  SCHEDULE 13G

CUSIP No.   585081 10 2                                      Page 2 of 4 Pages


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1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          G. Kent Archibald
          ###-##-####
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2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)
                                                                      (b)


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3         SEC USE ONLY


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4         CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
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         NUMBER OF     5    SOLE VOTING POWER
          SHARES
       BENEFICIALLY         457,993 (includes 303,750 shares subject to options
         OWNED BY           exercisable at December 31, 1996)
           EACH
         REPORTING    -------------------------------------------------------
          PERSON       6    SHARED VOTING POWER
           WITH
                             0

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                       7    SOLE DISPOSITIVE POWER

                            457,993 (includes 303,750 shares subject to options
                            exercisable at December 31, 1996)
                      -------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                             0
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9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          457,993 (includes 303,750 shares subject to options exercisable at December 31, 1996)

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10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
              [  ]

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11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          9.0%
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12        TYPE OF REPORTING PERSON*

          IN
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)        Name of Issuer:

                 Medwave, Inc.

Item 1(b)        Address of Issuer's Principal Executive Offices:

                 4382 Round Lake Road W.
                 Arden Hills, Minnesota 55112-3923

Item 2(a)        Name of Person Filing:

                 See Cover Page Item 1

Item 2(b)        Address of Principal Business Office or, if none, residence:

                 4832 Round Lake Road W.
                 Arden Hills, Minnesota 55112-3923

Item 2(c)        Citizenship:

                 See Cover Page Item 4

Item 2(d)        Title of Class of Securities:

                 Common Stock

Item 2(e)        CUSIP No.:

                 See Cover Page

Item 3           Statement Filed Pursuant to Rules 13d-1(b) or 13d-2(b):

                 Not applicable

Item 4(a)        Amount Beneficially Owned:

                 See Cover Page Item 9

Item 4(b)        Percent of Class:

                 See Cover Page Item 11

Item 4(c)        Number of Shares as to Which Such Person Has:

                 (i)  sole power to vote or to direct the vote: See Cover Page
                      Item 5
                 (ii) shared power to vote or to direct the vote:  See Cover
                      Page Item 6
                 (iii)sole power to dispose or to direct the disposition of: See
                      Cover Page Item 7
                 (iv) shared power to dispose or to direct the disposition of:
                      See Cover Page Item 8

Item 5         Ownership of Five Percent or Less of a Class:

               Not applicable

Item 6         Ownership of More than Five Percent on Behalf of Another Person:

               Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
               Company:

               Not applicable

Item 8         Identification and Classification of Members of the Group:

               Not applicable

Item 9         Notice of Dissolution of Group:

               Not applicable

Item 10        Certification:

               Not applicable


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct as of December 31, 1996.


Dated:  January 27, 1997.

                                        /s/ G. Kent Archibald
                                        G. Kent Archibald




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